Exhibit 99
July 26, 2004


Dear Shareholder:

We continue to be pleased with our progress during the current year as we have seen good growth in earning assets, net interest income, and improving credit quality. The trends are positive and we remain confident about the outlook for the remainder of the year.

For the quarter ended June 30, 2004, net income totaled $286,042 or 10 cents per share diluted, representing a 15% increase over the performance of the second quarter of 2003. For the six months ended June 30, 2004, net income totaled $469,735 or 16 cents per share diluted. Year-to-date net interest income improved by approximately 18% over year earlier levels as a result of higher earning asset volumes. Loans, net of reserves for loan losses equaled $163 million and grew during the first six months of 2004 by $15.2 million or 10% over year end 2003 levels. Total assets equaled $200 million at quarter end versus $172 million at year end 2003. Deposits totaled $170 million compared to $146 million at December 31, 2003.

We appreciate your continued support of our company.


Sincerely,


Mason Y. Garrett, Chairman




Ronald K. Earnest, President

                                  PRESS RELEASE


GREENVILLE, S.C., July 26, 2004 - GrandSouth Bancorporation today announced earnings for the second quarter ended June 30, 2004. Net income totaled $286,042 or $.10 per diluted share compared to $246,753 or $.09 per diluted share for the second quarter of 2003. For the six months ending June 30, 2004, the company reported net income of $469,735, or $.16 per diluted share. Loan assets, net of reserves for loan losses grew during the six month period ended June 30, 2004 by $15 million or 10% over year ending levels. Total assets equaled $200 million at quarter end versus $172 million at year end 2003. Deposits totaled $170 million compared to $146 million at December 31, 2003.

GrandSouth Bancorporation is a bank holding company and parent to GrandSouth Bank with two branch offices located at 325 South Main Street, Fountain Inn, S.C. and 381 Halton Road, Greenville, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.


Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
BALANCE SHEET
June 30, 2004
(Unaudited)
                                                       June 30,     December 31,
ASSETS                                                   2004           2003
------                                                   ----           ----
Cash and Due From Banks ........................    $  8,930,626    $  2,046,684
Investment Securities ..........................      21,813,848      15,971,219
Loans, net .....................................     163,297,680     148,051,270
Other Assets ...................................       6,253,588       6,391,585
                                                    ------------    ------------

Total Assets ...................................     200,295,742     172,460,758
                                                    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...................      11,223,487       9,082,231
Interest bearing deposits ......................     158,810,125     136,538,717
                                                    ------------    ------------
            Total deposits .....................     170,033,612     145,620,948

Borrowings .....................................      19,500,000      15,100,000
Other liabilities ..............................         943,752       2,098,485
                                                    ------------    ------------
            Total liabilities ..................     190,477,364     162,819,433

Shareholders' equity ...........................       9,818,378       9,641,325
                                                    ------------    ------------

Total liabilities and shareholders' equity .....     200,295,742     172,460,758
                                                    ============    ============

GRANDSOUTH BANCORPORATION
STATEMENT OF OPERATIONS
2004

(Unaudited)                                                           Three Months     Three Months    Year-to-Date    Year-to-Date
                                                                      Ended June 30,  Ended June 30,  Ended June 30,  Ended June 30,
                                                                           2004            2003           2004              2003
                                                                           ----            ----           ----              ----


Total interest income ..............................................    $2,491,440      $2,140,804      $4,791,610       $4,288,943

Total Interest expense .............................................       902,914         816,422       1,718,177        1,689,180
                                                                        ----------      ----------      ----------       ----------
            Net interest income ....................................     1,588,526       1,324,382       3,073,433        2,599,763

Provision for possible loan losses .................................       225,000         200,000         575,000          439,000
                                                                        ----------      ----------      ----------       ----------

            Net interest income after provision for possible
                 loan losses .......................................     1,363,526       1,124,382       2,498,433        2,160,763

Total noninterest income ...........................................        95,688         125,132         180,187          242,207

Total noninterest expenses .........................................     1,007,429         856,319       1,938,630        1,669,002
                                                                        ----------      ----------      ----------       ----------

            Income before taxes ....................................       451,785         393,195         739,990          733,968

Income tax expense .................................................       165,743         146,442         270,255          272,554
                                                                        ----------      ----------      ----------       ----------

            Net Income .............................................       286,042         246,753         469,735          461,414
                                                                        ==========      ==========      ==========       ==========


WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING .....................................     2,165,779       2,165,779       2,165,779        2,165,779
                                                                        ==========      ==========      ==========       ==========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED ............................     2,901,861       2,880,575       2,901,861        2,880,575
                                                                        ==========      ==========      ==========       ==========

NET INCOME PER COMMON SHARE ........................................    $     0.13      $     0.11      $     0.22       $     0.21
                                                                        ==========      ==========      ==========       ==========

NET INCOME PER COMMON SHARE, DILUTED ...............................    $     0.10      $     0.09      $     0.16       $     0.16
                                                                        ==========      ==========      ==========       ==========